As filed with the Securities and Exchange Commission on June 16, 2017

Registration Statement File No. 333-182994

Registration Statement File No. 333-182848

Registration Statement File No. 333-169567

Registration Statement File No. 333-168913

Registration Statement File No. 333-150160

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-182994)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-182848)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-169567)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-168913)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-150160)

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	47-0898685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3980 Premier Drive, Suite 210

High Point, North Carolina 27265

(336) 476-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harold R. Carpenter

Executive Vice President and Chief Financial Officer

Pinnacle Financial Partners, Inc.

150 Third Avenue South, Suite 900

Nashville, Tennessee 37201

(615) 744-3700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

D. Scott Holley, Esq.

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

(615) 742-6200

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to these registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

BNC Bancorp, a North Carolina corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof:

i.	Registration No. 333-182994, initially filed with the SEC on August 1, 2012, as subsequently amended on August 10, 2012, August 14, 2012 and August 21, 2012, registering 31,260 shares of the Registrant’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value and 543,337 warrants to purchase shares of the Registrant’s common stock, no par value;

ii.	Registration No. 333-182848, filed with the SEC on July 26, 2012, registering 10,356,612 shares of the Registrant’s common stock, no par value and 4,187,646 shares of the Registrant’s non-voting common stock, no par value;

iii.	Registration No. 333-169567, filed with the SEC on September 24, 2010, registering 250,000 shares of the Registrant’s common stock, no par value;

iv.	Registration No. 333-168913, initially filed with the SEC on August 18, 2010, as subsequently amended on August 25, 2010, registering 3,500,000 shares of the Registrant’s common stock, no par value and 1,804,566 shares of the Registrant’s Mandatorily Convertible Non-Voting Preferred Stock, Series B, no par value; and

v.	Registration No. 333-150160, initially filed with the SEC on April 9, 2008, as subsequently amended on May 6, 2010, registering 355,544 shares of the Registrant’s common stock, no par value.

On June 16, 2017, pursuant to that certain Agreement and Plan of Merger, dated as of January 22, 2017, by and among the Registrant, Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), and Blue Merger Sub, Inc., a North Carolina corporation and a direct, wholly owned subsidiary of Pinnacle (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation (the “Surviving Corporation”), and, as soon as reasonably practicable after the Merger, the Surviving Corporation merged with and into Pinnacle (together with the Merger, the “Mergers”), with Pinnacle continuing as the surviving corporation.

As a result of the Mergers, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on June 16, 2017.

PINNACLE FINANCIAL PARTNERS, INC., as successor by merger to BNC Bancorp

/s/ Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.